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                            ARTICLES OF AMENDMENT
                                   TO THE
                        CERTIFICATE OF INCORPORATION


    Pursuant to the provisions of the General Corporation Law of Delaware, the undersigned Corporation adopts the following Articles of Amendment to its Certificate of Incorporation:

   FIRST:       The name of the Corporation is MACC Private Equities Inc.

   SECOND: The following amendment to the Certificate of Incorporation contained in the following resolution was adopted by the shareholders of the Corporation as of February 25, 1997, in the manner prescribed by the General Corporation Law of
                Delaware:

                        RESOLVED, that the Corporation's Certificate of
                Incorporation be, and hereby is, amended by deleting the current "ARTICLE V" thereof, and substituting the following:

                                  ARTICLE V
                              AUTHORIZED SHARES

                        The total number of shares of stock of all classes
                   which the Corporation shall have authority to issue is four million (4,000,000) shares of a single class of voting common stock and the par value of each such share is One Cent ($.01) amounting in the aggregate to Forty Thousand Dollars ($40,000.00).


        THIRD: Consent to the foregoing amendment has been given by all of the directors and by the holders of a majority of the shares entitled to vote on such amendment.

        FOURTH: There is no exchange, reclassification or cancellation of issued shares provided for in this amendment.

        FIFTH: A change has been made in the amount of stated capital. The number of authorized shares of common stock has, by virtue of this amendment, been increased by two million (2,000,000). The par value of each share of common stock has remained the same. The amount of stated capital as changed by such amendment has thereby been increased from $20,000.00 to $40,000.00.

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 DATED as of this 11th day of March, 1997.


                                MACC Private Equities Inc.,
                                a Delaware Corporation


                                By /s/ David R. Schroder
                                   -----------------------------------
                                       David R. Schroder, President

ATTEST:


/s/ David R. Schroder
-----------------------------------
David R. Schroder, Secretary


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